Exhibit 11

WESTAMERICA BANCORPORATION
COMPUTATION OF EARNINGS PER SHARE ON
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COMMON AND COMMON EQUIVALENT SHARES
-----------------------------------
AND ON COMMON SHARES ASSUMING FULL DILUTION
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(Unaudited)
                                      For the three           For the nine
                                       months ended           months ended
                                       September 30,          September 30,
                                   ------------------       ---------------
                                     1995     1994 *       1995     1994 *
                                    -----     ------      -----     ------
Weighted average number of
   common shares outstanding    9,863,691  9,917,552  9,893,198  9,914,185
Add exercise of options reduced
   by the number of shares that
   could have been purchased
   with the proceeds
   from such exercise             168,438     90,313    165,138     81,953
                               ---------- ---------- ---------- ----------
                       Total   10,032,129 10,007,865 10,058,336  9,996,138
                               ========== ========== ========== ==========

Net income  (in thousands)         $8,388     $7,244    $22,476    $20,568

Fully-diluted
  earnings per share                $0.84      $0.72      $2.23      $2.06
                                    =====      =====      =====      =====

Primary earnings per share          $0.85      $0.73      $2.27      $2.07
                                    =====      =====      =====      =====

* Data has been restated on an historical basis to reflect the January 31, 1995 acquisition of PV Financial, the June 6, 1995 acquisition of CapitolBank Sacramento and the July 17, 1995 acquisition of North Bay Bancorp, all on a pooling-of-interests basis.